EXHIBIT 10.8

NIGHTSTARX LIMITED EMPLOYMENT AGREEMENT

AGREEMENT, dated and entered into as of the 1st day of June, 2017 (“Effective Date”), by and between NightstaRx Limited, a company registered in England and Wales (the “Company”), and Tuyen Ong, (the “Employee”).

WHEREAS, the Company desires to engage the full-time services of the Employee; WHEREAS, the Employee desires to be so employed by the Company; and

WHEREAS, the Company desires to be assured that the unique and expert services of the Employee will be available solely to the Company on such full-time basis, and that the Employee is willing and able to render such services on the terms and conditions hereinafter set forth;

WHEREAS, the Company desires to be assured that the confidential information and good will of the Company will be preserved for the exclusive benefit of the Company.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

Section 1.Employment. The Company hereby employs the Employee as an Executive Vice President, Chief Development Officer, and the Employee hereby accepts such employment subject to the terms and conditions hereinafter set forth.

Section 2.Term. The term of employment under this Agreement shall begin on August 7th, 2017, and shall conclude pursuant to Section 7 (the “Term”).

Section 3.Duties. The Employee will report directly to the Chief Executive Officer and shall be responsible for the reasonable duties of an Executive Vice President, Chief Development Officer, including but not limited to, the following: leading, managing and directing the clinical strategy and operations of the company. The Employee will be responsible for the design and execution of all clinical trials, oversee the analysis and interpretation of clinical trial data and reporting of clinical trial results. The Employee will manage the clinical aspects of regulatory submissions and interactions with Health Authorities. The role will be responsible for leading interaction with thought leaders, investigators and patient advocacy groups. This position will represent the company and its programs to external audiences including investors, analysts, the medical community and the biotechnology industry. The Employee will identify, select and validate novel endpoints for use in the rare retinal disease space. The Employee will serve as a business partner and strategic advisor to the CEO and to other members of the top leadership team. The CDO position will interface directly with the Board and the Scientific Advisory Board. The Employee shall perform services in a managerial capacity subject to the general supervision of the Chief Executive Officer. The Employee hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the business and affairs of the Company for the Term. Notwithstanding the foregoing, the Employee may serve on other boards of directors, with the approval of the Board, or engage in charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

Section 4.Compensation.

(a)Salary.  In consideration of the services rendered by the Employee under this  Agreement, the Company shall pay the Employee a base salary (the “Base Salary”) at the  annualized rate of four hundred and twenty thousand dollars ($420,000) per calendar year.

The Base Salary shall be paid in such installments and at such times as the Company pays its regular, salaried employees, and the Company will review and may revise upwards the Base Salary annually in a manner that is consistent with the Company’s policies.

(b)Equity. The Employee shall receive 597,000 of F Ordinary Shares, as defined in the Company’s Articles of Association, (the “Incentive Shares”), which Incentive Shares currently equate to a 1.25% interest in the Company. The F Threshold Amount (as defined in the Company’s Articles of Association) for the Incentive Shares shall be [$4.016]. All Incentive Shares will be issued on or about July 1, 2017 and will vest on a four year linear monthly basis with a one year cliff. The Employee will be required to pay the nominal value of the Incentive Shares (£0.00001 per Incentive Share) at the time of issuance. For income tax purposes, in the event the Incentive Shares are deemed to have a value above the nominal value paid (£.00001) and at or below the F Threshold Amount, and this value is considered taxable income, the Company will reimburse the Employee for the taxable income recognized (including (i) any penalties and interest, and (ii) all costs incurred by Employee, including reasonable attorney’s and/or accountant’s fees, in any audit or similar proceeding with any governmental taxing authority), which reimbursement will be “grossed up” so that all federal and state taxes associated with the reimbursement will be covered by the Company. Any income tax due on proceeds above the F Threshold Amount will be the responsibility of the Employee.

In the event that the Employee’s employment is terminated and such termination is both (A) in anticipation of, upon the consummation of, or within 12 months following, a Change of Control and (B) by the Company without Cause (as defined in Section 7.04) or by you as a result of your resignation for Good Reason (as defined in Section 7.06), then 100% of the then unvested F Ordinary Shares awarded to the Employee under this Section 4(b), and other equity-based incentives that may be granted in the future, will immediately vest and become exercisable upon the date of such termination.

A “Change of Control” is defined as (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iii) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a person or entity or group of persons and/or entities, or (iv) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or any other capital raising event, public or private, or a merger effected solely to change the Company’s domicile shall not constitute a “Change of Control.”

(c)Reimbursement of Expenses. The Company shall reimburse Employee for reasonable travel, entertainment and other expenses incurred or paid in connection with, or related to the performance of Employee’s duties, responsibilities or services under this Agreement, upon presentation by Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. Employee must submit proper documentation for each such expense within sixty (60) days after the later of (i) his incurrence of such expense or (ii) his receipt of the invoice for such expense. The Company will reimburse Employee for that expense within thirty (30) days after receipt of the documentation.

Section 5.Annual Bonus. The Employee shall be eligible to earn an annual cash bonus of up to 40 % of his Base Salary, subject to (a) objective criteria set forth by the Company’s Board of Directors or an authorized delegate thereof on an annual basis; and (b) the overall performance of the Company, to be determined at the sole discretion of the Company. For clarity, the Employee will be entitled to up to 40% annual bonus or as modified in the Performance Review Calibration Schedule 1 (attached) in each calendar year. The Company confirms the Employee will also be eligible for the pro-rated bonus based on date of hire for the first year. The annual bonus shall be paid in a single lump sum no later than 2.5 months after the end of the calendar year in which the annual bonus, if any, was earned.

A onetime sign on bonus will be paid to the Employee in the first payroll period after he starts employment in the gross sum of $40,000, less applicable withholdings upon hiring.

Section 6.Fringe Benefits. The Employee will be eligible to participate in the Company’s health insurance plans (including medical, dental, and vision coverage, for which the Company will pay 75% of the premium). The Employee will also be entitled to take up to twenty days paid vacation per year, accrued at the rate of 1.66 days per month; such days must be taken in the year accrued, and may not be carried over to subsequent years without prior consent of the CEO. In addition, the Employee will also receive paid holidays subject to the Company’s holiday schedule.

Section 7.Termination. The parties acknowledge that the Employee’s employment with the Company is at-will. The provisions of Sections 7 and 8 govern the amount of compensation and continued benefits, if any, to be provided to the Employee upon termination of employment and do not alter this at-will status. This Agreement shall be terminated as follows:

Section 7.01Death. This Agreement shall terminate upon the death of the Employee, except that the compensation provided in Section 4(a) shall continue through the end of the month in which the Employee’s death occurs.

Section 7.02Permanent Disability. In the event of any physical or mental disability or incapacity of the Employee rendering the Employee unable to perform the essential functions of his position with or without reasonable accommodation for a period of at least ninety (90) consecutive days and the further determination that such disability is permanent, this Agreement shall terminate automatically. Any determination of disability shall be made by the Company in consultation with a qualified physician or physicians selected by the Company and reasonably acceptable to the Employee. The failure of the Employee to submit to a reasonable examination by such physician or physicians shall preclude any objection by the Employee to the determination of disability by the Company.

Section 7.03By The Company For Cause. The employment of the Employee may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Employee. For purposes hereof, the term “Cause” shall mean that the Company has determined that any one or more of the following has occurred: (i) Employee’s willful engagement in , illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or any affiliate; (ii) Employee’s willful, material and deliberate repeated insubordination;(iii) Employee’s substantial malfeasance or nonfeasance of duty; (iv) Employee’s material unauthorized disclosure of confidential information which is materially injurious to the Company; (v) Employee’s embezzlement, misappropriation or fraud, whether or not related to Employee’s employment with the Company; (vi) Employee’s breach of a material provision of this Agreement or any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Employee and Company, or (v) the Employee shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony. In all cases, the Company shall provide Employee with a description of the specific conduct or events that the Company believes constitutes Cause and, in case of (ii), (iii) and (vi) above, Employee shall have thirty (30) days to effect a cure of the claimed conduct or events, and only if the Employee does not cure will he be terminated for Cause .

Section 7.04By The Company Without Cause. The Company may terminate the Employee’s employment at any time without Cause effective upon 30 business days’ written notice to the Employee.

Section 7.05By the Employee Voluntarily. The Employee may terminate this Agreement at any time effective upon at least thirty (30) business days’ prior written notice to the Company.

Section 7.06By the Employee For Good Reason. The Employee may terminate this Agreement for Good Reason. As used herein, “Good Reason” shall mean: (i) relocation of Employee’s principal business location to a location more than fifty (50) miles from Employee’s then-current business location; (ii) a material diminution in Employee’s duties, authority or responsibilities; or (iii) a material reduction in the Employee’s Base Salary or target bonus without the Employee’s consent (other than a reduction generally applicable to all executive employees of the Company); provided that (A) Employee provides Company with written notice that Employee intends to terminate Employee’s employment hereunder for one of the circumstances set forth in this Section 7.06 within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Employee terminates Employee’s employment within forty-five days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause, to the extent possible, adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto.

Section 8.Termination Payments and Benefits.

Section 8.01Voluntary Termination by Employee, Termination For Cause By Company, Death, Permanent Disability. Upon any termination of this Agreement: (1) by the Employee, (2) upon the Employee’s Death or Permanent Disability; or (3) by the Company for Cause, all payments, salary and other benefits hereunder shall cease at the effective date of termination, except that in the case of the Employee’s Death, the compensation provided in Section 4(a) shall continue through the end of the month in which the Employee’s death occurs. Further, Employee will be paid his earned and unused vacation pay as required by law as well as his unpaid business expenses pursuant to Company policy.

Section 8.02Termination Without Cause or Good Reason. In the event that this Agreement is terminated by the Company without Cause or by the Employee for Good Reason, and the Employee executes a separation agreement and general release of legal claims in a form provided by the Company, the Company shall pay the Employee as follows:

(a)payment of a pro-rated bonus for the year of termination, through the date of termination, if any established performance or results criteria have been achieved on a pro-rated basis through that date payable on the 60th day after the date of termination; and

(b)severance pay equal to twelve (12) months of Employee’s base salary on the date of termination. Severance will be paid out on monthly basis for 12 months, subject to applicable taxes and withholdings, with the amounts to be paid on the first payroll date within the 60-day period following the date of Employee’s date of termination on which the Employee’s executed release is effective.

(c)for a period of twelve (12) months following the date of termination, if Employee elects COBRA health, dental and vision care continuation coverage, Employee shall be eligible to continue to receive the medical, dental and vision coverage provided by the Company as of the date of termination (or generally comparable coverage) for himself and, where applicable his spouse and dependents, as the same may be changed from time to time for employees of the Company generally provided; that in order to receive such continued coverage, the Company will pay the full cost of such coverage, including any administrative fee, for a 12 month period, or until Employee is eligible for such comparable coverage with a new employer, whichever comes first.

(d)No payments or benefits payable to Employee upon the termination of Employee’s employment pursuant to this Section shall be made to Employee unless and until Employee executes a general release in a form satisfactory to the Company and such general release becomes effective pursuant to its terms not later than 60 days following Employee’s termination date. Such general release shall be provided to Employee on his termination date and shall not include additional restrictive covenant obligations than the ones stated in this Agreement.

Section 8.03Other Benefits. Except as specifically provided in this Section, the Employee shall not be entitled to any compensation, severance or other benefits from the company or any of its subsidiaries or affiliates upon the termination of his employment for any reason whatsoever.

Section 9.Merger Clause. The Company shall not consolidate, merge or transfer all or a substantial portion of its assets without requiring the transferee to assume this Agreement and the obligations hereunder.

Section 10.Confidentiality, Ownership and Assignment.

Section 10.01Licensed Property; Reservation of Rights. The Company and its respective licensors hereby reserves all rights not specifically and expressly granted hereunder.

Section 10.02Intellectual Property Rights. “Intellectual Property Rights” shall mean, collectively, worldwide Patents, Trade Secrets, Copyrights, Moral Rights, trade names, Trademarks, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing. “Patents” shall mean all patent rights and all right, title and interest in all letters patent or equivalent rights and applications for letters patent or rights and any reissuing division, continuation or continuation in part application throughout the world. “Trade Secrets” shall mean all right, title and interest in all trade secrets and trade secret rights arising under the common law, state law, U.S. federal law or laws of foreign countries. “Copyrights” shall mean all copyright rights, neighboring and derivative rights, and all other literary property and author rights and all right, title and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world. “Trademarks” shall mean all trademark and service mark rights arising under the common law, state law, U.S. federal law and laws of foreign countries and all right, title and interest in all trademarks, service marks, trademark and service mark applications and registrations and trademark and service mark interests throughout the world. “Moral Rights” shall mean any rights of paternity or integrity, any right to claim authorship of a work or to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any work, whether or not such would be prejudicial to the Employee’s honor or reputation, and any similar rights existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral” right, and shall include the right of an author to be known as the author of a work; to prevent others from being named as the author of a work; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect on his/her professional standing.

Section 10.03Ownership. Ownership of the Intellectual Property Rights in and to the services, Deliverable Items, Milestones, and all derivatives thereof and improvements thereto, including, without limitation, any objects, scenes, artwork, models, textures, names, rules, products, materials, files, effects, reports, data, and any other audio or visual elements associated with each of the foregoing, and compilations or contributions to a collective work (collectively referred to as the “Work”) hereby automatically vests in and is transferred and assigned to the Company in perpetuity as its sole and exclusive property upon and as of the creation, conception, reduction to practice thereof (i.e., from the moment that the applicable Intellectual Property Right first comes into being), or if such events took place prior to the Effective Date, as of the Effective Date. The Employee hereby appoints the Company (or its designee) as its attorney-in-fact to execute any and all documents to effectuate such assignment. Through the Company’s ownership of such Intellectual Property Rights under this Agreement, the Company may make or have made, and accordingly will own all right, title and interest in any other work product and any other derivative works or improvements of any Deliverable Items. The Employee agrees and acknowledges that the Company may utilize the Work in any other software program or printed material or visual representation or license or sell the Work for incorporation into or as a basis for producing other products or otherwise exploiting the Work at the sole discretion of the Company without the payment of any royalty or other fee to the Employee, except for the compensation specifically set forth in this Agreement. Furthermore, the Company may, in its sole discretion, adapt, reproduce, add to, delete from, edit, modify, duplicate, license, display, provide to third parties and otherwise use and exploit the Deliverable Items for any purpose.

Section 10.04Work Made For Hire. The Employee agrees and acknowledges that the Work completed hereunder shall be considered “works made for hire,” that the Employee has no claim to any right, title or interest in the Work supplied to the Company pursuant to the terms of this Agreement or otherwise, and that the Employee will make no claims that the Work infringes upon the copyright or other right, title or interest of the Employee and that the Work shall, upon creation, be owned exclusively by the Company and be and hereby is assigned to the Company.

Section 10.05Retained Rights. If and to the extent the Employee may, under applicable law, the Employee is deemed to have retained any right, title or interest in or to any portion of the Work notwithstanding the other provisions of this Section 10, the Employee hereby transfers, grants, conveys, assigns and relinquishes solely and exclusively to the Company all of the Employee’s right, title and interest in and to the Work, without reservation and without additional consideration, under applicable Patent, Copyright, Trade Secret, Trademark and other similar laws or rights, in perpetuity, and in the alternative to the extent such assignment is ineffective under applicable law, the Employee hereby grants to the Company, its successors and assigns, a sole and exclusive, irrevocable, worldwide, paid-up license to reproduce, fix, adapt, modify, translate, create derivative works from, manufacture, introduce into circulation, publish, distribute, sell, license, sublicense, transfer, rent, lease, transmit or provide access electronically, broadcast, display, perform, enter into computer memory, and use and practice the Work, all modified and derivative works thereof, all portions and copies thereof in any form, all inventions, designs, and marks embodied therein, and all Intellectual Property Rights in and to the Work.

Section 10.06Moral Rights. The Employee hereby irrevocably transfers and assigns to the Company any and all Moral Rights that the Employee may have in the Work. To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Employee also hereby forever waives and agrees never to assert any and all Moral Rights it may have in the Work, even after termination of the Employee’s work on behalf of the Company or this Agreement.

Section 10.07Execution of Documents. The Employee will cooperate with the Company, at the Company’s expense, in obtaining Patent, Copyright, Trademark or other statutory protections for the Work, in each country in which it, or derivatives thereof or improvements thereto, is sold, distributed or licensed and in taking any enforcement action, including any public or private prosecution, to protect the Company’s Intellectual Property Rights in and to the Work, the Employee hereby grants the Company the exclusive right, and appoints the Company (or its designee) as attorney-in-fact, to execute and prosecute in the Employee’s name as author or inventor or in the Company’s (or its designee’s) name as assignee any application for registration or recordation of any Copyright, Trademark, Patent or other right in or to the Work, and to undertake any enforcement action with respect to the Work. The Employee will execute such other documents of registration and recordation as may be necessary to perfect in the Company, or protect, the rights assigned to the Company hereunder in each country in which the Company reasonably determines to be prudent.

Section 10.08Survival. The provisions of this Section 10 shall survive any expiration or termination of this Agreement.

Section 10.09Confidentiality. In the course of performing this Agreement, the Employee may learn (or may have previously learned of) non-public, confidential or proprietary information of the Company (including their respective licensors or business partners), and their respective businesses, including, but not limited to, information developed and relating to products and services of the Company, customers, pricing, know-how, processes, and practices (collectively “Confidential Information”). The Employee will keep confidential and not disclose to third parties the Confidential Information, and shall not use any such Confidential Information for its own benefit or for the benefit of any third party, and shall use such Confidential Information solely for purposes of performing its obligations under this Agreement. It is understood, however, that the restrictions listed above shall not apply to any portion of the Confidential Information which: (a) was previously known to the Employee without obligations of confidentiality; (b) is obtained by the Employee after the effective date of this Agreement from a third party which is lawfully in possession of such information and not in violation of any contractual or legal obligation to the Company with respect to such information; or (c) is or becomes part of the public domain through no fault of the Employee. The Employee may disclose Confidential Information if and to the extent it is approved for release by written authorization of the Company or it is required to do so by administrative or judicial action (provided that the Employee immediately after receiving notice of such action notifies the Company of such action to give it the opportunity to seek any other legal remedies to maintain such Confidential Information in confidence). Should the Company need to enforce this provision, it shall not be required to post a bond before obtaining an injunction. At the termination of this Agreement, or earlier upon the completion of the services hereunder or the written request of the Company, and subject to the other provisions of this Agreement, the Employee shall return or destroy all drawings, specifications, manuals and other printed or reproduced material (including information stored on machine readable media) related to any Work created hereunder as well as all other materials embodying any Confidential Information in its possession. Any and all Work produced under this Agreement by the Employee shall be deemed to be Confidential Information of the Company.

Section 10.10Publicity. No publicity or public announcements by the Employee regarding this Agreement, the Work or the business relationship set forth herein shall be made without the prior written consent of the Company.

Section 11.Restrictions on Activities of the Employee.

Section 11.01Acknowledgements. The Employee agrees that he is being employed hereunder in a key capacity with the Company and that the Company is engaged in a highly competitive business and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Employee agrees that reasonable limits may be placed on his ability to compete against the Company as provided herein so as to protect and preserve the legitimate business interests and good will of the Company. The Employee further agrees that the Employee’s responsibilities, duties, position, compensation, title and/or other terms and conditions of employment may change from time to time and, notwithstanding any change in any terms and conditions of employment, this Agreement, including but not limited to this Section 11, shall remain in full force and effect;

Section 11.02General Restrictions.

(a)During the Term and the Non-Competition Period (as defined below), the Employee will not (anywhere in the world where the Company or any of its subsidiaries or affiliates then conducts business) engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business which is Competitive with the Company (as defined below). For purposes of this Agreement, a business shall be considered “Competitive with the Company” if it is engaged in the business of developing ophthalmic gene therapies for inherited retinal diseases. Notwithstanding the foregoing, the Employee may own, directly or indirectly, less than 1% of the capital stock of any public corporation.

(b)For purposes of this Agreement the “Non-Competition Period” shall mean the period of six (6) consecutive months after the Employee’s employment terminates for any reason.

Section 11.03Employees, Customers and Suppliers.

(a)During the Term and the Non-Solicitation Period, the Employee will not solicit, or attempt to solicit, any officer, director, consultant, executive or employee of the Company or any of its subsidiaries or affiliates to leave his or her engagement with the Company or such subsidiary or affiliate, or hire or engage any officer, director, consultant, executive or employee of the Company or any of its subsidiaries or affiliates in any capacity, nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers, or of whose names he was aware during his employment with the Company; provided, however, that nothing in this Section shall be deemed to prohibit the Employee from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which is not competitive with the Company.

(b)For purposes of this Agreement the “Non-Solicitation Period” shall mean the period of twelve (12) consecutive months after the Employee’s employment terminates for any reason.

Section 11.04THE EMPLOYEE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 10 OR 11 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR. THE EMPLOYEE FURTHER REPRESENTS AND WARRANTS THAT HIS ABILITY SO TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF DOES NOT DEPEND UPON HIS SERVICES AT, OR IN EXCESS OF, THE LEVEL AT WHICH HE IS COMPENSATED BY THE COMPANY.

Section 12.Remedies. It is specifically understood and agreed that any breach of the provisions of Section 10 or 11 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

Section 13.Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 14.Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

If to the Company:	NightstaRx Limited 215 Euston Road London, UK NW1 2BE Attn: David Fellows

Copy to:	Mary Beth Kerrigan, Esq. Morse, Barnes-Brown & Pendleton, P.C. CityPoint 230 Third Avenue, 4th Floor Waltham, MA 02451

If to the Employee:	Tuyen Ong Address

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 14.

Section 15.Mediation and Arbitration.

Section 15.01Mediation. In the event of a dispute regarding any of the terms and conditions of this Agreement, or otherwise relating to the Employee’s employment with the Company, either party may request that the other party engage in a mediation to resolve such dispute. If such request is made, the other party shall respond in writing by no later than seven (7) business days thereafter, stating whether such other party is willing to participate in such mediation, and such mediation shall occur within thirty (30) days following such notification. If the parties are unable to agree to a mediator, then the matter shall be submitted to the mediation program conducted by the American Arbitration Association in Boston, Massachusetts and a mediator shall be selected pursuant to the rules applicable to such program.

Section 15.02Arbitration.

(a)In the event that the other party declines to participate in a mediation, if no mediation has been requested, or if mediation has not resulted in resolution of the dispute, either party may require that the dispute be submitted to binding arbitration, and in such event the dispute shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, except that both parties agree that the matter shall be submitted to and resolved by a single arbitrator. Such arbitration shall occur in Boston, Massachusetts. Each party hereby agrees to a speedy hearing upon the matter in dispute and the judgment upon the award rendered by the arbitrator may be entered in a court as set forth in this Section. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate judicial relief in the event of a claimed breach by the Employee of his obligations in Sections 10 and/or 11 of this Agreement.

(b)Each party shall pay its own costs for the arbitration including, but not limited to, arbitrator or adjudication fees (arbitrator fees to be split equally between the parties), attorneys’ fees, witnesses’ fees, transcripts, and other expenses. The prevailing party in any arbitration shall be entitled to recover its reasonable attorneys’ fees and costs where authorized by contract or statute.

(c)The Employee understands that by signing this Agreement, the Employee agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of the Employee’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

(i)Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, and the Massachusetts Fair Employment Practices Act; and

(iii)Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

(d)This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law  provision or rule, and any legal action permitted by this Agreement to enforce an award under this Section or for a claimed breach by the Employee of his obligations in Sections 10 and/or 11 of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained solely in any state or federal court located in the Commonwealth of Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

Section 16.Miscellaneous.

Section 16.01Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

Section 16.02Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Employee shall be assignable by the Employee, nor shall any of the payments required or permitted to be made to the Employee by this Agreement be encumbered, transferred or in any way anticipated.

Section 16.03Captions. Captions herein have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

Section 16.04Tax Treatment. This Agreement is intended to be in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Code Section 409A”) to the extent it is not exempt from those requirements, and shall be effected and construed accordingly. The phrase “termination of employment” and words and phrases of similar impact mean a “separation from service” with the Company within the meaning of Code Section 409A. Any payments or distributions to be made to Employee under this Agreement upon a separation from service of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, payable due to a separation from service and not exempt from Code Section 409A, shall in no event be made or commence until 6 months after such separation from service if Employee is a specified employee (as defined in Code Section 409A) of a public company. Each payment or installment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. If Employee is entitled to any reimbursement of expenses or in-kind benefits that are includable in Employee’s federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Notwithstanding anything herein, the Company shall not be liable to Employee for any tax liability, including liability under Code Section 409A, incurred by Employee as a result of any payment of compensation made to Employee under this Agreement or otherwise.

Section 16.05Defend Trade Secrets Act of 2016 Notice. Notwithstanding any provision in this Agreement, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, provided that the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.

Section 16.06Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Section 16.07Conditions. Employment is contingent upon the Employee providing satisfactory documentation to the Company concerning his employment eligibility as required by Congress under applicable immigration laws. This documentation must be received by the Company within three (3) business days of the Effective Date. Employment is also contingent upon the Company’s completion of a satisfactory investigation of the Employee’s background. The Employee agrees to release the Company, its employees and agents and any individuals who may provide the Company with information regarding the Employee’s background and references from any liability in connection with this investigation.

Section 17.Withholding; Payment of Taxes.

Section 17.01U.S. Income Tax Withholding. The Company shall withhold from Employee’s compensation from the Company and remit to U.S. federal, state, local, or foreign taxing authorities any income taxes and any other amounts that may be required to be remitted pursuant to U.S. federal, state, local laws, or foreign laws and regulations.

Section 17.02UK Taxes. The Company shall remit, as such taxes become due, any income taxes required by the laws of the United Kingdom (the “UK”) to be paid or withheld from Employee’s compensation in respect of Employee’s services for the Company in the UK. For purposes of this Section 17.2, income tax shall mean any income taxes, and any other charges, fees, assessments or any other taxes that may be assessed by UK taxing authorities on Employee’s compensation from the Company pursuant to any law of the UK or governmental regulation thereunder. Notwithstanding the foregoing, social security and Medicare taxes shall be remitted to the United States government, and the Company and Employee shall complete all applicable documentation required to exempt Employee from UK social security taxes.

Section 18.Tax Equalization/Tax Indemnity.

Section 18.01Generally. The Company agrees that it shall indemnify Employee for any additional taxes incurred by him as a result of Employee performing services for the Company and its affiliates in the United Kingdom, such that Employee will not incur a greater combined U.S. federal, state, local and United Kingdom income tax expense in respect of his compensation from the Company than he would have if he were performing his services for the Company and its affiliates entirely in the United States during each year or partial year of his employment with the Company. Employee’s total compensation under this Agreement will be adjusted to fulfill the tax indemnity provisions of this paragraph (any additional amount payable by the Company to Employee pursuant to this paragraph 18 being a “Tax Indemnity Amount”). The Company shall also pay or reimburse Employee for the cost of preparing his U.S. federal, state, local and United Kingdom income tax returns by an accounting firm in order to implement this paragraph 18. If such income tax return preparation expenses are reimbursed such reimbursement shall be made no later than December 31 of the year following the year in which the expense is incurred by Employee.

Section 18.02Tax Indemnity Adjustments.

(a)Any Tax Indemnity Amount payable to Employee pursuant to this paragraph 18 shall be paid promptly following a determination that such amount is due and in any event, no later than the end of the second calendar year beginning after the calendar year in which the Employee’s U.S. federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax neutrality/tax indemnify payment relates, or, if later, the second calendar year beginning after the latest such calendar year in which the Employee’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax neutrality/tax indemnity payment relates. Where such additional payments arise due to an audit, litigation or similar proceeding, the payments shall be scheduled and made in accordance with the provisions of Treas. Reg. §1.409A-3(i)(1)(v) (relating to the timing of tax gross-up payments).

(b)If for any UK income tax year, (i) amounts withheld from Employee’s compensation by the Company to satisfy applicable UK withholding obligations in respect of Employee’s services in the UK are insufficient to cover such withholding obligations (the “Insufficiency Amount”), and (ii) Employee will receive a foreign tax credit on his U.S. foreign tax return for such withholdings and for any additional amounts Employee pays to the Company or to the United Kingdom tax authorities to cover such insufficiency such that, as a result, Employee will not incur a greater combined U.S. federal, state, local, and United Kingdom income tax expense in respect of his compensation from the Company than he would have if he were performing his services for the Company and its affiliates entirely in the United States during each year or partial year of his employment with the Company. Employee shall pay the Insufficiency Amount (or, if less, the part of the Insufficiency Amount such that Employee would not incur a greater combined U.S. federal, state, local, and United Kingdom income tax expense in respect of his compensation from the Company than he would have if he were performing his services for the Company and its affiliates entirely in the United States during each year or partial year of his employment with the Company) to the Company within 60 days after the Insufficiency Amount is determined, including without limitation, for the 2015/2016 UK tax year. Employee shall not be liable to the Company for any penalties, interest or other liabilities assessed by UK taxing authorities against the Company for its failure to withhold sufficient amounts from Employee’s compensation.

Section 19.Limitation on Benefits . The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”); provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of the options) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, if possible: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options) and (ii) second, by reducing or eliminating the vesting of that options that occurs as a result of such Change in Control (as provided above), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm (the “Accounting Firm”) will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made under the Agreement or otherwise) by the Company or any of its affiliates, after reduction for all applicable federal state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Employee’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Employee in the relevant tax year(s) in which any of the parachute payments is expected to be made) than if the Employee received all of the parachute payments. The Company agrees to pay for all costs associated with the Accounting Firm and the determination of the payments or vesting required to be reduced and for the avoidance of doubt, shall not be required to pay any taxes, penalties, interest or other expenses to which Employee may be subject. If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that Employee parachute payments were reduced by too much or by too little in order to accomplish the purpose of this Section 5.6, the Employee and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 5.6.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

By:	NIGHTSTARX LIMITED

/s/ David Fellows
David Fellows
CEO

/s/ Tuyen Ong
Tuyen Ong
Employee

Schedule 1

Performance Review Calibration
Rating
1 = Major Improvement Needed (0 - 1.4)	2 = Some Improvement Needed (1.5 – 2.4)	3 = Meets Expectations (2.5 - 3.4)	4 = Often Exceeds Expectations (3.5 - 4.4)	5 = Consistently Exceeds Expectations (>4.5)

Salary Adjustment
0%	<1%	1-2%	2-3%	3-4%
Bonus
(% of Target)
0%	5-25%	26-60%	61-89%	90-100%